Exhibit 5.1

[Bingham McCutchen Letterhead]

October 31, 2007

NetLogic Microsystems, Inc.

1875 Charleston Road

Mountain View, CA 94043

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about October 31, 2007 (the “Registration Statement”).

The Registration Statement covers the registration of 1,029,770 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), of which up to 104,770 shares are issuable by the Company upon exercise of options and other awards of common stock to be granted under the Aeluros, Inc. 2001 Stock Option/Stock Issuance plan, and up to 925,000 shares are issuable by the Company upon exercise of stock options or vesting of restricted stock units (RSUs) granted to new employees of the Company pursuant to NASDAQ Stock Market Marketplace Rule 4350(i)(1)(A)(iv) (collectively, the “Plans”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plans. We have also examined and relied upon such employee benefit plans, agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

We further assume, without investigation, that all Shares issued pursuant to the Plans will be issued in accordance with the terms of the Plans and that the purchase price of each of the Shares will be at least equal to the par value of such Shares.

This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options or awards granted pursuant to and in accordance with the Plans and against the payment of any purchase price therefor, as specified in such Plans or documents governing such awards, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, however, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Yours very truly,

/s/    Bingham McCutchen LLP

Bingham McCutchen LLP